Form 8-K

News Release
For Immediate Release

Contact:  Dan Chila, EVP, Chief Financial Officer (856) 691-7700

Sun Bancorp Announces Stock Dividend for 14th Consecutive Year and 2009 Annual Meeting Date

VINELAND, NJ, April 16, 2009 – Thomas X. Geisel, president and chief executive officer of Sun Bancorp, Inc. (NASDAQ: SNBC), parent holding company for Sun National Bank, announced today that the Company’s Board of Directors declared a five percent (5%) stock dividend.  The dividend will be paid on May 14, 2009, to shareholders of record on April 30, 2009. The stock dividend represents the 14th consecutive year in which the Board of Directors has declared a stock dividend. As a result of this Board action, the outstanding shares of the Company’s common stock will increase by approximately 1,098,000 shares, from 21,968,000 shares outstanding, to approximately 23,066,000 shares outstanding.  Sun stockholders, as of the record date for the dividend, will receive cash in lieu of fractional shares.

Sun also announced that its 2009 Annual Meeting of Stockholders will be held on July 16, 2009, at Sun’s Corporate Headquarters, 226 Landis Avenue, Vineland, New Jersey at 9:30 a.m.  Any shareholder proposal to take action at such meeting must be received at the Company’s executive offices at 226 Landis Avenue, Vineland, New Jersey 08360, no later than April 30, 2009.  Any such proposal shall be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

Sun Bancorp, Inc. is a $3.6 billion asset bank holding company headquartered in Vineland, New Jersey. Its primary subsidiary is Sun National Bank, serving customers through 70 locations in New Jersey. The Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the Federal Deposit Insurance Corporation (FDIC). For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnb.com.

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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